SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.            )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material Pursuant to § 240.14a-12

Territorial Bancorp Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

☐
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)
Title of each class of securities to which transaction applies:

      N/A

(2)
Aggregate number of securities to which transaction applies:

      N/A

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      N/A

(4)
Proposed maximum aggregate value of transaction:

      N/A

(5)
Total fee paid:

      N/A

☐
Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)
Amount Previously Paid:

      N/A

(2)
Form, Schedule or Registration Statement No.:

      N/A

(3)
Filing Party:

      N/A

(4)
Date Filed:

      N/A

Territorial Bancorp Inc.

NOTICE OF

2021

ANNUAL MEETING AND PROXY STATEMENT

April 13, 2021
Dear Fellow Stockholder:
You are cordially invited to attend the 2021 annual meeting of stockholders of Territorial Bancorp Inc. The meeting will be held in a virtual-only format on May 13, 2021 at 8:30 a.m., Hawaii time.
The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Officers of the Company will be present to respond to appropriate questions of stockholders.
As explained in the Proxy Statement, the Board of Directors recommends that you vote for:
►
Proposal 1: The Election of Directors;

►
Proposal 2: The Ratification of the Appointment of Moss Adams LLP as our Independent Registered Public Accounting Firm; and

►
Proposal 3: The Advisory Approval of our Executive Compensation.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the virtual meeting, you may vote again even if you have previously mailed a proxy card.
We look forward to seeing you at the meeting.
Sincerely,
Allan S. Kitagawa
Chairman of the Board, President and Chief Executive Officer
With concern for the health and well-being of our employees, stockholders, directors and other stakeholders, we have decided to hold the annual meeting through a virtual-only format. Stockholders will not be able to attend the annual meeting in person.

2021 Proxy Statement

1132 Bishop Street, Suite 2200
Honolulu, Hawaii 96813
(808) 946-1400

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	8:30 a.m. on May 13, 2021
PLACE	Virtual-only format www.virtualshareholdermeeting.com/TBNK2021
ITEMS OF BUSINESS	(1) To elect two directors to serve for a term of three years.
(2) To ratify the selection of Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2021.
(3) To consider a nonbinding proposal to approve our executive compensation as described in the proxy statement.
(4) To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.
RECORD DATE	To vote, you must have been a stockholder at the close of business on March 12, 2021.
PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you, or by voting by telephone or internet. Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

Vernon Hirata Corporate Secretary April 13, 2021

2021 Proxy Statement

Territorial Bancorp Inc.

Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Territorial Bancorp Inc. (the “Company”) to be used at the annual meeting of stockholders of the Company. The Company is the holding company for Territorial Savings Bank (the “Bank”). The annual meeting will be held in a virtual-only format on May 13, 2021 at 8:30 a.m., Hawaii time. This proxy statement and the enclosed proxy card are being mailed to stockholders of record on or about April 13, 2021.
Voting and Proxy Procedure
Who Can Vote at the Meeting

You are entitled to vote your Company common stock if the records of the Company show that you held your shares as of the close of business on March 12, 2021. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or other nominee. As the beneficial owner, you have the right to direct your broker how to vote.
As of the close of business on March 12, 2021, there were 9,513,867 shares of Company common stock outstanding for voting purposes. Each share of common stock has one vote. The Company’s Articles of Incorporation provide that, subject to certain exceptions, a record owner of the Company’s common stock for a person who beneficially owns, either directly or indirectly, in excess of 10% of the Company’s outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit.
Attending the Meeting

Only stockholders as of the close of business on March 12, 2021 (or their authorized representatives) will be allowed to participate in the meeting online. The link to the virtual meeting will be: www.virtualshareholdermeeting.com/TBNK2021. To participate in the meeting online, stockholders will need the 16-digit control number included on their proxy card or voting instruction form. If you own your shares through a brokerage account, please review the materials sent to you by your broker to find your 16-digit control number.
A question and answer session will be held during the annual meeting, and stockholders will be able to submit questions during the meeting by visiting www.virtualshareholdermeeting.com/TBNK2021. The Company will try to answer as many stockholder-submitted questions as time permits that comply with the meeting rules of conduct posted on the virtual annual meeting website.
Vote Required

A majority of the outstanding shares of common stock entitled to vote is required to be represented at the meeting to constitute a quorum for the transaction of business. If you return valid proxy instructions or attend the meeting virtually, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A

2021 Proxy Statement   1

broker non-vote occurs when a broker, bank, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank, or other nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.
In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors are elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election. In addition, the Company has adopted a majority voting policy with respect to the election of directors. For more information, see “Majority Voting Policy.”
In voting to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal, or abstain from voting. To be approved, this matter requires the affirmative vote of a majority of the votes cast at the annual meeting. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on this proposal.
In voting on the nonbinding proposal to approve our executive compensation, you may vote in favor of the proposal, vote against the proposal, or abstain from voting. To approve the proposal, the affirmative vote of a majority of the votes cast at the annual meeting is required. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on this proposal. While this vote is required by law, it will neither be binding on us or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, us or the Board of Directors.
Voting by Proxy

The Company’s Board of Directors is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date, and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you:
►
vote for each of the nominees for director;

►
vote for ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm; and

►
vote for the approval of our executive compensation as described in this proxy statement.

If any matters not described in this proxy statement are properly presented at the annual meeting and you have returned a validly executed proxy card, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. The Company does not currently know of any other matters to be presented at the meeting.
You may revoke your proxy at any time before the vote is taken at the annual meeting. To revoke your proxy, you must advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy, or attend the meeting virtually and vote your shares. Virtual attendance at the annual meeting will not in itself constitute revocation of your proxy.

2   2021 Proxy Statement

If your Company common stock is held in street name, you will receive instructions from your broker or other nominee that you must follow to have your shares voted. Your broker or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please review the proxy card or instruction form provided by your broker or other nominee that accompanies this proxy statement.
Participants in the ESOP and 401(k) Plan

If you participate in the Territorial Savings Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold Territorial Bancorp Inc. common stock through the Territorial Savings Bank 401(k) Plan (the “401(k) Plan”), you will receive vote authorization forms for the plans that reflect all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of Territorial Bancorp Inc. common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to provide voting instructions for all shares credited to his or her 401(k) Plan account and held in the Territorial Bancorp Inc. Stock Fund. Shares for which no voting instructions are given or for which instructions were not timely received will be voted in the same proportion as shares for which voting instructions were received. The deadline for returning your ESOP and 401(k) Plan voting instructions is May 6, 2021.
If you have any questions about voting, please contact Senior Vice President and Director of Investor Relations, Walter Ida, at (808) 946-1400.

2021 Proxy Statement   3

Corporate Governance
General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency, and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts what it believes to be best corporate governance policies and practices for the Company.
Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct that is designed to promote the highest standards of ethical conduct by our directors, executive officers, and employees. The Code of Ethics and Business Conduct requires that our directors, executive officers, and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest. Under the terms of the Code of Ethics and Business Conduct, directors, executive officers, and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics and Business Conduct. A copy of the Code of Ethics and Business Conduct can be found in the “About Us — Investor Relations — Corporate Governance” section of our website, www.territorialsavings.net. Amendments to and waivers from our Code of Ethics and Business Conduct will be disclosed in the “About Us — Investor Relations — Corporate Governance” section of our website.
As a mechanism to encourage compliance with the Code of Ethics and Business Conduct, we have established procedures to receive, retain, and treat complaints regarding accounting, internal accounting controls, and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Business Conduct also prohibits us from retaliating against any director, executive officer, or employee who reports actual or apparent violations of the Code of Ethics and Business Conduct.
In addition, we have adopted a Code of Ethics for Senior Officers that is applicable to our senior financial officers, including our principal executive officer, principal financial officer, principal accounting officer, and all officers performing similar functions. A copy of the Code of Ethics for Senior Officers can be found in the “About Us — Investor Relations — Corporate Governance” section of our website, www.territorialsavings.net. Amendments to and waivers from our Code of Ethics for Senior Officers will be disclosed in the “About Us — Investor Relations — Corporate Governance” section of our website.
Meetings of the Board of Directors

The Company conducts business through meetings of its Board of Directors and through activities of its committees. During 2020, the Board of Directors held 11 meetings (not including committee meetings), and our independent directors met 11 times in executive session without management present. No director attended fewer than 75% of the total meetings of the Board of Directors and the committees on which such director served (held during the period for which the director has served as a director or committee member, as appropriate).

4   2021 Proxy Statement

Committees of the Board of Directors

The following table identifies our Audit, Compensation, and Nominating and Corporate Governance committees and their members. All members of each committee are independent in accordance with the listing standards of the NASDAQ Stock Market, Inc. Each of these committees operates under a written charter that is available in the “About Us — Investor Relations — Corporate Governance” section of the Company’s website, www.territorialsavings.net.
	Nominating and Corporate Governance	Compensation	Audit
	Kirk W. Caldwell* Francis Tanaka Jennifer Isobe	Kirk W. Caldwell* Howard Y. Ikeda Jennifer Isobe John M. Ohama	Howard Y. Ikeda* John M. Ohama David S. Murakami Jennifer Isobe
Number of Meetings in 2020:	1	2	7

*
Denotes Chairperson.

Audit Committee.   Pursuant to Territorial Bancorp Inc.’s Audit Committee Charter, the Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and reporting practices, the quality and integrity of the Company’s financial reports and the Company’s compliance with applicable laws and regulations. The Audit Committee is also responsible for engaging the Company’s independent registered public accounting firm and monitoring its conduct and independence. In addition to meeting the independence requirements of the NASDAQ Stock Market, Inc., each member of the Audit Committee meets the audit committee independence requirements of the Securities and Exchange Commission. The Board of Directors has designated Howard Y. Ikeda and Jennifer Isobe as audit committee financial experts under the rules of the Securities and Exchange Commission. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Audit Committee Report.”
Compensation Committee.   Pursuant to Territorial Bancorp Inc.’s Compensation Committee Charter, the Compensation Committee approves the compensation objectives for the Company and Territorial Savings Bank and establishes the compensation for the Chief Executive Officer and other executives. Our Chairman of the Board, President and Chief Executive Officer, Allan Kitagawa, provides recommendations to the Compensation Committee on matters of compensation philosophy, plan design, and the general guidelines for employee compensation. However, Mr. Kitagawa does not vote on and is not present for any discussion of his own compensation. These recommendations are then considered by the Compensation Committee. The Compensation Committee reviews all compensation components for the Company’s Chief Executive Officer and other highly compensated executive officers’ compensation including base salary, annual incentives, long-term incentives, and perquisites. In addition to reviewing competitive market values, the committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. See “Narrative Discussion of Executive Compensation” for more information regarding the role of the Compensation Committee in determining and/or recommending the amount or form of executive compensation.

2021 Proxy Statement   5

Nominating and Corporate Governance Committee.   Pursuant to Territorial Bancorp Inc.’s Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee assists the Board of Directors in identifying qualified individuals to serve as Board members, in determining the composition of the Board of Directors and its committees, in monitoring a process to assess Board effectiveness, and in developing and implementing the Company’s corporate governance guidelines. The Nominating and Corporate Governance Committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of stockholders. The procedures of the Nominating and Corporate Governance Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this proxy statement. See “Nominating and Corporate Governance Committee Procedures.”
Attendance at the Annual Meeting

The Board of Directors encourages each director to attend annual meetings of stockholders. All of our directors attended the 2020 Annual Meeting of Stockholders.
Board Leadership Structure

The Board of Directors currently combines the position of Chairman of the Board with the position of Chief Executive Officer, coupled with a lead independent director to strengthen the Company’s governance structure. The Board of Directors believes this provides an efficient and effective leadership model for the Company. Combining the Chairman of the Board and Chief Executive Officer positions fosters clear accountability, effective decision-making, alignment on corporate strategy, and a clear and direct channel of communication from senior management to the full Board of Directors. To further strengthen the leadership of the Board of Directors, the Board selects a lead independent director on an annual basis, currently Director Ikeda. The responsibilities of the lead independent director include leading all Board meetings of  “nonmanagement” directors. The Board of Directors believes its administration of its risk oversight function is not adversely affected by the Board of Directors’ leadership structure. To assure effective independent oversight, the Board has adopted a number of governance practices, including holding executive sessions of the independent directors at least twice a year or more often as needed. In addition, the Compensation Committee, which consists only of independent directors, evaluates the performance of our Chairman of the Board and Chief Executive Officer and presents its findings to our independent directors.
Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board of Directors satisfies this responsibility through the review of minutes from each committee regarding such committee’s considerations and actions, through frequent attendance as nonvoting guests at committee meetings and through regular reports directly from officers responsible for oversight of particular risks within our organization. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity, and operations, as well as the risks associated with such areas. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the Company’s corporate governance, including the independence of the Board of

6   2021 Proxy Statement

Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks. The Board of Directors annually reviews our conflicts of interest policy to ensure all directors are in compliance with the policy.
Risks relating to the direct operations of Territorial Savings Bank are further overseen by its Board of Directors, who are the same individuals who serve on the Board of Directors of Territorial Bancorp Inc. The Board of Directors of Territorial Savings Bank also has additional committees that conduct additional risk oversight. Further, the Board of Directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations, and risks acceptable to the organization, such as the requirement that all loan relationships in excess of  $5.0 million must be submitted to the Board of Directors Loan Committee for approval, subject to ratification by the full Board of Directors, or to the full Board of Directors for approval.

2021 Proxy Statement   7

Stock Ownership
The following table provides information as of March 12, 2021, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power. Percentages are based on 9,513,867 shares of Company common stock issued and outstanding as of March 12, 2021.
Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding
Territorial Savings Bank Employee Stock Ownership Plan 1132 Bishop St., Suite 2200 Honolulu, Hawaii 96813	898,768	9.45%
Renaissance Technologies LLC (1)
Renaissance Technologies Holdings Corporation 800 Third Avenue New York, New York 10022	685,488	7.21%
Dimensional Fund Advisors LP (2) Building One 6300 Bee Cave Road Austin, Texas, 78746	590,542	6.21%

(1)
As disclosed in Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2021.

(2)
As disclosed in Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2021.

8   2021 Proxy Statement

Proposal 1 — Election of Directors
The Board of Directors of Territorial Bancorp Inc. is presently composed of seven members. The Board is divided into three classes, each with three-year staggered terms, with approximately one-third of the directors elected each year. The nominees for election this year are Allan S. Kitagawa and John M. Ohama, all of whom are current directors of the Company and the Bank.
The Board of Directors has determined that each of our directors, with the exception of Chairman of the Board, President and Chief Executive Officer Allan S. Kitagawa, is “independent” as defined in the listing standards of the NASDAQ Stock Market. Mr. Kitagawa is not independent because he is one of our executive officers.
In determining the independence of the directors listed above, the Board of Directors reviewed the following transactions, none of which is required to be reported under “Transactions with Certain Related Persons” below. Director Kirk W. Caldwell has a mortgage loan and overdraft protection with Territorial Savings Bank. Director David S. Murakami has a mortgage loan and a home equity line of credit with Territorial Savings Bank. Director Francis E. Tanaka has a mortgage loan with Territorial Savings Bank. It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named below. If any nominee is unable to serve, and you have returned a validly executed proxy card, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.
The table below sets forth certain information regarding our directors, nominees proposed by the Board of Directors, and executive officers. Shares beneficially owned include shares of common stock over which a person has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security, and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown. Percentages of common stock owned are based on 9,513,867 shares of Company common stock issued and outstanding as of March 12, 2021.

2021 Proxy Statement   9

Name	Position(s) Held With Territorial Bancorp Inc.	Age(1)	Director Since(2)	Current Term Expires	Shares Beneficially Owned as of March 12, 2021	Percent of Common Stock
NOMINEES
Allan S. Kitagawa	Chairman of the Board, President and Chief Executive Officer	75	1986	2021	232,535 (3)	2.4%
John M. Ohama	Director	62	2019	2021	10,000 (4)	*
CONTINUING DIRECTORS
Kirk W. Caldwell	Director	68	2007	2022	34,227	*
Jennifer Isobe	Director	62	2018	2022	—	*
Francis E. Tanaka	Director	75	2011	2022	4,839 (5)	*
Howard Y. Ikeda	Director	75	1988	2023	40,300 (6)	*
David S. Murakami	Director	81	2006	2023	27,640 (7)	*
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Vernon Hirata	Vice Chairman, Co-Chief Operating Officer, General Counsel and Corporate Secretary	68			155,550 (8)	1.6%
Ralph Y. Nakatsuka	Vice Chairman and Co-Chief Operating Officer	65			170,439 (9)	1.8%
Karen J. Cox	Senior Vice President -Administration	75			41,915 (10)	*
Richard K.C. Lau	Senior Vice President and Chief Lending Officer	78			67,223 (11)	*
Melvin M. Miyamoto	Senior Vice President, Treasurer and Chief Financial Officer	67			46,426 (12)	*
All Directors and Executive Officers as a Group (12 persons)					831,094	8.7%

*
Less than 1%.

(1)
As of December 31, 2020.

(2)
Includes service with Territorial Savings Bank.

(3)
Includes 32,912 shares held through the Territorial Savings Bank 401(k) Plan, 12,931 shares held through the Territorial Savings Bank Employee Stock Ownership Plan and 10,000 shares owned by Mr. Kitagawa’s spouse.

(4)
All of such shares are owned by Mr. Ohama’s parent, with Mr. Ohama holding power of attorney to direct the investment of such shares.

(5)
Includes 3,085 exercisable stock options.

(6)
Includes 3,200 shares held by an individual retirement account and 10,022 shares owned by Mr. Ikeda’s spouse.

(7)
Includes 900 shares held jointly by Mr. Murakami’s spouse and his children.

(8)
Includes 44,987 shares held through the Territorial Savings Bank 401(k) Plan, 12,931 shares held through the Territorial Savings Bank Employee Stock Ownership Plan, 15,600 shares held in trust and 428 shares owned by Mr. Hirata’s spouse.

(9)
Includes 12,931 shares held through the Territorial Savings Bank Employee Stock Ownership Plan.

(10)
Includes 11,358 shares held through the Territorial Savings Bank 401(k) Plan, 11,593 shares held through the Territorial Savings Bank Employee Stock Ownership Plan and 500 shares held as trustee for two grandchildren.

10   2021 Proxy Statement

(11)
Includes 13,630 shares held through the Territorial Savings Bank 401(k) Plan, 12,175 shares held through the Territorial Savings Bank Employee Stock Ownership Plan and 1,500 shares held by a corporation.

(12)
Includes 17,708 shares held through the Territorial Savings Bank 401(k) Plan and 11,057 shares held through the Territorial Savings Bank Employee Stock Ownership Plan.

The Board of Directors recommends a vote “FOR” the election of all nominees.
The business experience for at least the past five years of each of our directors and nominees proposed by the Board of Directors is set forth below. The biographies of each of the nominees and continuing board members below contain information regarding the person’s business experience and the experiences, qualifications, attributes, or skills that caused the Nominating Committee and the Board of Directors to determine that the person should serve as a director. Each director is also a director of Territorial Savings Bank. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.
All of the nominees and directors continuing in office are long-time residents of the communities served by Territorial Bancorp Inc. and its subsidiaries and many of such individuals have operated, or currently operate, businesses located in such communities. As a result, each nominee and director continuing in office has significant knowledge of the businesses that operate in Territorial Bancorp Inc.’s market area, an understanding of the general real estate market, values and trends in such communities, and an understanding of the overall demographics of such communities. Additionally, as residents of such communities, each nominee and continuing director has direct knowledge of the trends and developments occurring in such communities. As the holding company for a community banking institution, Territorial Bancorp Inc. believes that the local knowledge and experience of its directors assists Territorial Bancorp Inc. in assessing the credit and banking needs of its customers, developing products and services to better serve its customers, and assessing the risks inherent in its lending operations, and provides Territorial Bancorp Inc. with greater business development opportunities. As local residents, our nominees and directors are also exposed to the advertising, product offerings, and community development efforts of competing institutions which, in turn, assists Territorial Bancorp Inc. in structuring its marketing efforts and community outreach programs.
Nominees for Election of Directors

The nominees standing for election are:
Allan S. Kitagawa has served as Chairman of the Board and Chief Executive Officer of Territorial Savings Bank since 1986, and was named President in 2007. Mr. Kitagawa worked for American Savings and Loan Association from 1974 to 1986, including service as Executive Vice President and Chief Executive Officer of the Hawaii Division. Mr. Kitagawa was a Certified Public Accountant who began his career with what is now KPMG LLP. Under Mr. Kitagawa’s leadership, Territorial Savings Bank has grown significantly while the Bank’s conservative lending practices have resulted in continued low levels of nonperforming assets.
John M. Ohama is the Principal Broker for Honolulu Land Company, LLC, a firm he founded in 2012. His firm is engaged in the sale of real estate in Hawaii, with some property management services, with such activity primarily in residential real estate sales. Prior to founding his current firm, he was, for almost six years, the co-owner of another real estate firm, where he was the broker-in-charge of the sales side of the firm that also conducted property management. Prior to this co-venture, Mr. Ohama was the owner and principal of a larger real estate sales firm for over two decades that represented buyers and sellers of mostly residential real estate. That firm also conducted commercial real estate transactions

2021 Proxy Statement   11

and property management. He served for eight years on the Hawaii State Real Estate Commission, the state entity that oversees the real estate brokers and salespeople in Hawaii. He was appointed by two different Governors of the State of Hawaii and served as its chair for five of those years. He also remains an active member of the Honolulu Board of Realtors and has served in various capacities on their ethics and professional responsibility committees. Mr. Ohama’s daily involvement in residential real estate provides the Board of Directors with significant insight into the activity that constitutes the significant majority of Territorial Savings Bank’s lending activities.
Directors Continuing in Office

The following directors have terms ending in 2022:
Kirk W. Caldwell was re-elected Mayor of the City and County of Honolulu in 2016 and served until January 2, 2021, when his second term expired. The Charter of the City and County of Honolulu limits the term of Mayor to no more than two consecutive full terms. He was first elected Mayor in 2012. He previously held this position as acting Mayor in 2010. Mr. Caldwell served as Managing Director of the City and County of Honolulu, Hawaii, from January 2009 to July 2010. Mr. Caldwell was Of Counsel to the law firm of Ashford & Wriston from 2011 to December 31, 2012, where he had worked from 1984 to 2009, including as partner. Much of his practice consisted of representing financial institutions, including Territorial Savings Bank. Prior to his appointment as Managing Director of the City and County of Honolulu, Mr. Caldwell also served as the majority leader of the State of Hawaii House of Representatives, and had served as a state representative from 2002 to 2008. Mr. Caldwell provides the Board of Directors with a significant understanding of the communities in which we operate. Moreover, his experience as an attorney that represented financial institutions continues to provide value to the Board.
Francis E. Tanaka retired as the Executive Vice President — Controller of Haseko (Hawaii), Inc., the U.S. subsidiary of a large Japanese publicly-traded company that is in the engineering, construction, real estate development, investment, and property management business throughout the world. For 18 years, Mr. Tanaka was in charge of the financial management of the Hawaii subsidiary, which still does residential, office, and commercial development in Hawaii. For a portion of Mr. Tanaka’s career at Haseko (Hawaii), he supervised the preparation of financial statements for a Securities and Exchange Commission-registered real estate venture of the Hawaii subsidiary. Prior to Haseko (Hawaii), he was the controller of a Hawaii construction company. He was a Certified Public Accountant and was employed by national and local certified public accounting firms early in his career. He continues to provide the Board with knowledge of real estate development in Hawaii and of Japanese companies doing business in Hawaii.
Jennifer Isobe is a principal with the Hawaii accounting firm, KKDLY LLC, which is one of the larger local accounting firms in Hawaii. Prior to joining KKDLY LLC in 2014, she was a senior audit manager at KPMG LLP. During the course of her career, she has had many clients that have been registered with or were subsidiaries of companies registered with the Securities and Exchange Commission. She has also been part of the audit team for several large Hawaii nonprofit entities, including the largest multi-billion dollar trust in Hawaii and one of the largest non-profit hospitals in Hawaii. She has served on the board of a number of large non-profit organizations and is very active in the business community in Hawaii. She is a Certified Public Accountant in Hawaii. Her presence adds depth to the financial expertise on the Board and, as an active practitioner, adds to the Board’s knowledge on current accounting developments. In addition, her experience qualifies her to be a member of the Audit Committee as a “financial expert” for purposes of the rules and regulations of the Securities and Exchange Commission.

12   2021 Proxy Statement

The following directors have terms ending in 2023:
Howard Y. Ikeda is the President of Ikeda and Wong, CPA, Inc., an independent public accounting firm in the State of Hawaii. Mr. Ikeda is a Certified Public Accountant licensed to practice in the State of Hawaii. He began his career with what is now KPMG LLP. In 1973, he founded Ikeda and Wong, which is one of the larger local accounting firms in Hawaii. Mr. Ikeda’s professional and business experience provide the Board of Directors with valuable insight into the accounting issues Territorial Bancorp Inc. faces and in assessing strategic transactions involving Territorial Bancorp Inc. and Territorial Savings Bank. His employment experience and expertise as a Certified Public Accountant qualifies him to be a member of the Audit Committee as a “financial expert” for purposes of the rules and regulations of the Securities and Exchange Commission.
David S. Murakami was a Certified Residential Appraiser in the State of Hawaii, and owned DSM Appraisal Company from 1982 until 2011, when he retired. His firm focused on appraising residential real property. Mr. Murakami previously worked as a Senior Vice President-Loan Administrator with financial institutions in the State of Hawaii beginning in 1962. Mr. Murakami’s business experience, both with financial institutions and as a Certified Residential Appraiser, gives him extensive insights into Territorial Savings Bank’s challenges and opportunities in its overall operations and lending activities. He is also well-known in the local community as he was a long-time assistant coach for the highly visible University of Hawaii-Manoa baseball program.
The following table describes our directors’ qualifications and experience.
Skills/Experience	Financial/Accounting/ Public Accounting	Banking Business	Head of Organization/ Business Owner	Residential real estate	Legal/ Regulatory	Risk management	Local community knowledge
Kirk W. Caldwell		●	●		●		●
Howard Y. Ikeda	●		●			●	●
Jennifer Isobe	●					●	●
Allan S. Kitagawa	●	●	●	●			●
David S. Murakami		●	●	●			●
John M. Ohama			●	●	●		●
Francis E. Tanaka	●			●			●

2021 Proxy Statement   13

Proposal 2 — Ratification of Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors has appointed Moss Adams LLP to be the Company’s independent registered public accounting firm for the year ending December 31, 2021, subject to ratification by stockholders. A representative of Moss Adams LLP is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.
If the ratification of the appointment of Moss Adams LLP is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.
Even if the selection of Moss Adams LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interest of the Company and its stockholders.
The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm.
Audit Fees

The following table sets forth the fees to Moss Adams LLP for the years ended December 31, 2020 and 2019.
	2020	2019
Audit fees	$497,000	$535,000
Audit-related fees (1)	$60,900	$60,740
Tax fees (2)	$36,800	$153,900
All other fees	$—	$—

(1)
Audit-related fees pertain to the audit of the financial statements of certain employee benefit plans.

(2)
Tax fees for 2020 consist of tax return preparation and other tax matters, and for 2019 consist of assistance with a cost segregation study, tax return preparation and other tax matters.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter and written policy, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm, or such services can be performed in accordance with the Audit Committee’s written pre-approval policy. Such approval process ensures that the external auditor does not provide any non-audit services to us that are prohibited by law or regulation.
During each of the years ended December 31, 2020 and 2019, 100% of the fees paid to Moss Adams LLP were either approved, in advance, by the Audit Committee, or pre-approved under the Audit Committee’s written pre-approval policy.

14   2021 Proxy Statement

Proposal 3 — Advisory (Nonbinding) Vote on Executive Compensation
Based upon a board determination that considered the advice of stockholders at our 2017 Annual Meeting of Stockholders, stockholders are annually being given the opportunity to vote on an advisory (nonbinding) resolution to approve the compensation of our “Named Executive Officers,” as described in this proxy statement under “Narrative Discussion of Executive Compensation” and the compensation tables and narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse the Company’s executive pay program.
The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and enhancement of stockholder value. The Board of Directors believes the Company’s compensation policies and procedures achieve this objective, and therefore recommend stockholders vote “FOR” the proposal. Specifically, stockholders are being asked to approve the following resolution:
“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Narrative Discussion of Executive Compensation, compensation tables and narrative discussion is hereby APPROVED.”
Although nonbinding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our stockholders and encourage all stockholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.
Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution.
The Board of Directors unanimously recommends that you vote “FOR” the resolution set forth in Proposal 3.

2021 Proxy Statement   15

Audit Committee Report
The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements, issuing an opinion on the conformity of those financial statements with generally accepted accounting principles, and issuing a report on internal control over financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters related to the results of the audit in accordance with the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”).
In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 of the PCAOB Standards and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.
The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the material conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the PCAOB, or that the Company’s independent registered public accounting firm is in fact “independent.”
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form

16   2021 Proxy Statement

10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.
Audit Committee of the Board of Directors of
Territorial Bancorp Inc.
Howard Y. Ikeda (Chairman)
David Murakami
Jennifer Isobe
John M. Ohama
Information about Executive Officers
The following provides information regarding our executive officers who are not directors of the Company.
Vernon Hirata has served as Territorial Savings Bank’s Vice Chairman, Co-Chief Operating Officer, General Counsel and Corporate Secretary since 2007. Mr. Hirata joined Territorial Savings Bank in 1986 as Senior Vice President/General Counsel, and was named Executive Vice President/General Counsel and Corporate Secretary in 1987. Previously, Mr. Hirata was employed at American Savings and Loan Association from 1978 to 1986, including service as Senior Vice President and Staff Attorney.
Ralph Y. Nakatsuka joined Territorial Savings Bank in 2007 as Vice Chairman and Co-Chief Operating Officer, and was employed at American Savings Bank from 1980 to 2007, including service as Executive Vice President of Lending and Chief Lending Officer from 1997 to 2007 and Chief Financial Officer from 1987 to 1997. Mr. Nakatsuka is a Certified Public Accountant.
Karen J. Cox has served as Senior Vice President of Administration of Territorial Savings Bank since 1984, and has been employed by Territorial Savings Bank since 1968. Ms. Cox is in charge of various areas, including human resources, information technology, and branch development and maintenance. Ms. Cox previously worked with other financial institutions in the State of Hawaii beginning in 1964.
Richard K.C. Lau has served as Senior Vice President and Chief Lending Officer of Territorial Savings Bank since 1985. Mr. Lau was employed at other financial institutions in the State of Hawaii beginning in 1970.
Melvin M. Miyamoto was named Chief Financial Officer in 2015, having served as Senior Vice President and Treasurer of Territorial Savings Bank since 1986, and has been employed by Territorial Savings Bank since 1984. Mr. Miyamoto is a Certified Public Accountant.

2021 Proxy Statement   17

Executive Compensation
Director Fees

Each of Territorial Savings Bank’s outside directors receives an annual retainer for board meetings of  $32,650 per year and an annual retainer for committee meetings of  $2,450 per year. Each of Territorial Bancorp Inc.’s outside directors receives an annual retainer for board meetings of  $5,100 per year and an annual retainer for committee meetings of  $615 per year. The retainer fees are increased to the following amounts for the following committees: the Chairman of Territorial Savings Bank’s Audit Committee receives a committee retainer of  $2,650 and the Chairman of Territorial Bancorp Inc.’s Audit Committee receives a committee retainer of  $8,570; the Chairman of Territorial Savings Bank’s Compensation Committee receives a committee retainer of  $4,900; and the Chairman of Territorial Bancorp Inc.’s Compensation Committee receives a committee retainer of  $1,225. Receipt of full retainer payments is based upon a director attending at least 75% of board or committee meetings, as applicable, with reductions for the failure to attend such number of board or committee meetings.
The following table sets forth for the year ended December 31, 2020, certain information as to the total remuneration we paid to our directors. Mr. Kitagawa does not receive separate fees for service as a director.
Director Compensation Table for the Year EndedDecember 31, 2020
Name	Fees earned or paid in cash ($)	Total ($)
David S. Murakami	40,812	40,812
Howard Y. Ikeda	48,960	48,960
Kirk W. Caldwell	43,872	43,872
Francis E. Tanaka	40,812	40,812
Jennifer Isobe	40,812	40,812
John M. Ohama	40,812	40,812
At December 31, 2020 Director Tanaka had 3,085 vested but unexercised stock options with an exercise price of  $23.62 per option.
The Company has no stock ownership guidelines for directors. However, for previous grants under our 2010 Equity incentive Plan each director must retain an amount equal to 50% of each restricted stock or stock option award (net of taxes) until their service on the Board ends.
Narrative Discussion of Executive Compensation
We qualify as a “smaller reporting company” under revised rules of the Securities and Exchange Commission. As a result, we are not required to provide a compensation discussion and analysis in this Proxy Statement. Instead, we are providing this Narrative Discussion of Executive Compensation in order to summarize key aspects of our executive compensation programs, policies and pay decisions related to the “Named Executive Officers” as defined below.
This discussion describes our 2020 executive compensation program and pay decisions. Our compensation program and practices are designed to reward our executives based on our performance against our short- and long-term goals in a risk appropriate manner that enhances the long-term value of the Company. The following pages explain the

18   2021 Proxy Statement

process, objectives, and structure of the executive compensation decisions undertaken by our Compensation Committee and our Board of Directors during 2020, as well as provide some historical perspective on our evolving pay program.
For 2020, our Named Executive Officers are:
Name	Title
Allan S. Kitagawa	Chairman of the Board, President, and Chief Executive Officer
Vernon Hirata	Vice Chairman, Co-Chief Operating Officer, General Counsel, and Corporate Secretary
Ralph Y. Nakatsuka	Vice Chairman and Co-Chief Operating Officer
Company Background and Performance Highlights

Territorial Savings Bank has been serving customers in our Hawaii market for nearly one hundred years. We are a traditional thrift institution that focuses on retail customers, including originating long-term, fixed-rate residential mortgage loans. Well over half of our deposits are savings deposits (as opposed to certificates of deposit or checking accounts), and over 95% of our loan portfolio consists of fixed-rate residential mortgage loans. Our objective is to provide key banking services at a reasonable price to our customers, while growing organically. We also recognize our responsibility to provide a reasonable return to our stockholders.
2020 posed unprecedented challenges for our state, our customers, employees and our business. The COVID-19 global pandemic essentially halted tourism to the State of Hawaii, the largest sector of our economy. Beginning in March 2020, Hawaii imposed a lockdown and transpacific visitors and, in some cases inter-island travelers, were required to self-quarantine for 14 days after arrival. It was not until October 2020 that the state created a testing program as an alternative to the transpacific self-quarantine. The Hawaii Tourism Authority reported that 2.72 million visitors came to the state in 2020, a 73.8% decrease compared to 2019.
In April 2020, Hawaii’s unemployment rate rose to 23.8%, compared to the pre-pandemic rate of 2.4%. With the implementation of safety measures such as mandatory mask wearing and social distancing, some businesses have been able to reopen and have their employees return to work. This reopening of the economy resulted in the state’s unemployment rate declining to 9.3% in December 2020, which was still the highest unemployment rate of all 50 states at that date.
Our leadership team took decisive action to protect our employees by allowing employees to work from home when practical and implementing safety protocols to ensure a safe environment in our branches for both employees and customers. In addition to the severe decline in tourism as a direct result of the pandemic, interest rate challenges and loan forbearance programs for our customers posed additional hurdles for the Bank. Because tourism is the primary economic driver for Hawaii, we expect continued challenges well into 2021 since our visitor count from other countries as well as the continental United States is still significantly below prior years.
Despite these challenges, we had a successful year, and we will celebrate 2021 as our 100th year of being in business, knowing that we are a better bank than we were pre-pandemic.
►
In 2020, we paid one special dividend in addition to our quarterly dividends. The special dividend was $0.10 per share and the total dividends paid for the year was $0.92 per share.

2021 Proxy Statement   19

►
Since going public, we have paid 44 consecutive quarterly dividends.

►
Our credit quality remains strong. The Company had only $240,000 of delinquent mortgage loans 90 days past due and not accruing at December 31, 2020, as compared to total loans receivable of  $1.41 billion. Mortgage loans represent over 97% of Territorial Savings Bank’s loans.

►
In 2020, as a result of the economic impact from COVID-19, we provided loan payment forbearance to our borrowers who were experiencing financial difficulties due to COVID-19. A total of  $167.1 million of loans was granted forbearance. At December 31, 2020, $130.8 million remained in the forbearance program, and this amount has continued to decrease because of our very proactive approach.

►
Total assets increased by $24.5 million from December 31, 2019.

►
Total stockholders’ equity increased by $4.8 million from December 31, 2019.

2020 Compensation Program Summary

In 2020, similar to prior years, a significant portion of our Named Executive Officers’ pay was provided in the form of performance-based incentives. For the Named Executive Officers, our long-term incentive target opportunities represented 55% of total variable pay based on long-term performance and 45% based on annual performance objectives. This mix was designed to support our focus on long-term profitability results. The pie chart below illustrates our average target total compensation mix for the Named Executive Officers.
Our incentive performance metrics are designed to reward profitability and return to our stockholders that preserves our focus on strong credit portfolio. Below is a summary of the measures and weights for our annual and long-term incentive programs.
Performance Plan	Goal	Weighting Per Plan
Annual Incentive Plan (cash)
	Net Income	60%
	Return on Average Assets	20%
	Non-Performing Assets/Total Assets	20%
Long-Term Incentive Program (equity)
	Return on Equity	80%
	Total Shareholder Return	20%

20   2021 Proxy Statement

The total compensation for 2020 set forth in the Summary Compensation Table for our Named Executive Officers includes grants of restricted stock units. The following summarizes the key features of our annual and long-term incentive programs.
►
Our Annual Incentive Plan (“AIP”) is based on absolute performance goals primarily based on our budget and pre-approved by the Compensation Committee. The 2020 AIP had three measures: net income, return on average assets (“ROAA”), and asset quality (non-performing assets/assets). Despite the global pandemic impacting our business, we did not change our AIP metrics or goals and applied the original formula to determine our payout.

►
Our Long-Term Incentive Program (“LTIP”) consists of 50% performance units that vest based on pre-defined three-year performance goals and 50% granted as time-vested units that vest over a three-year period. Our cash-based LTIP awards phased out in 2018.

►
Our LTIP vests based on our return on average equity (“ROAE”) and total stockholder return (“TSR”) relative to an objective industry index (i.e. SNL Thrift Index). We believe this is a better representation of our investors’ view of our performance and eliminates the challenges relative to the potential impact of the peer group over a three-year period due to industry consolidation.

►
Our LTIP performance metrics are measured over a three-year period.

Our Compensation Philosophy and Program Components

Our Compensation Committee is responsible for establishing and monitoring our compensation philosophy and programs. Key Objectives of our Compensation Program include:
►
Rewarding executives for sustained high-level performance that delivers long-term value to our stockholders.

►
Ensuring our executives have a significant equity interest in the Company through robust equity ownership and retention guidelines.

►
Achieving the proper balance between incentive compensation and maintaining an appropriate risk profile.

►
Retaining a seasoned management team who have been through the various real estate cycles in Hawaii.

2020 Base Salary Decisions

The Compensation Committee reviews base salaries annually and adjusts them from time to time to align with competitive market levels, as well as individual responsibilities, performance, and experience.
The Compensation Committee considers the recommendation of Mr. Kitagawa (for all executives other than himself) in making base salary adjustments. The base salary for Mr. Kitagawa is recommended by the Compensation Committee and approved by the full Board of Directors.
Because of concerns related to the coronavirus, the Named Executive Officers requested that they not be given increases in base salaries for 2020. This was also the seventh consecutive year Mr. Kitagawa requested that he not receive an increase in base salary.

2021 Proxy Statement   21

Base salaries for each of the Named Executive Officers are shown in the tables below.
Name	2019 and 2020 Base Salary ($)	% Change 2019 – 2020
Allan S. Kitagawa	851,124	0%
Vernon Hirata	347,578	0%
Ralph Y. Nakatsuka	347,578	0%
2020 Annual Incentive Plan (AIP)

The AIP is designed to motivate senior executives to attain superior annual performance in key areas that we believe create long-term value to us and our stockholders. Awards under the AIP are determined based upon absolute performance metrics usually contained in the business plan adopted by the Board of Directors and selected by the Compensation Committee.
All Named Executive Officers had a threshold, target and stretch opportunity as shown below. Target opportunities are intentionally conservative relative to market median to place more focus on long-term compensation.
Named Executive Officer	Threshold % of Salary	Target % of Salary	Maximum % of Salary
Allan S. Kitagawa	15%	30%	45%
Vernon Hirata	15%	30%	45%
Ralph Y. Nakatsuka	15%	30%	45%
The Compensation Committee selected net income, ROAA and non-performing assets/assets (“NPA”) as the quantitative corporate performance factors for the 2020 AIP. Net income and ROAA are profitability measures while the NPA ratio reinforces the importance of maintaining strong credit quality. A lower NPA ratio mitigates the risk of lowering loan underwriting standards to increase loan production through increased residential mortgage loan volume.
The table below summarizes the performance goals approved by the Compensation Committee at the start of the year. Target opportunities reflect performance as defined by our Board-approved budget. Threshold and maximum goals are defined relative to the target goals to reflect the minimum performance that will earn 50% of target opportunity and the maximum performance level that will earn 150% payout.
2020 AIP Performance Goals
Measure	Weighting	Threshold	Target	Maximum
Net Income (thousands)	60%	$14,617	$16,241	$17,865
ROAA	20%	0.70%	0.78%	0.86%
Non-performing assets/total assets (1)	20%	0.22%	0.20%	0.18%
Payout Range (% of target)	100%	50%	100%	150%

(1)
Lower levels of non-performing assets/total assets represent better performance.

22   2021 Proxy Statement

The table below summarizes the actual performance for 2020 which resulted in the following payouts, based on an objective formula that interpolates payouts between threshold and target and target and stretch as appropriate:
Measure	Weight	2020 Results	Performance (as % of Target)
Net Income (thousands)	60%	$18,605	150%
ROAA	20%	0.89%	150%
Non-performing assets/total assets	20%	0.21%	75%
Total (weighted)	100%		135%
The Compensation Committee established targets in early 2020, prior to the onset of the coronavirus pandemic. Despite the dramatic change in our financial outlook for 2020 resulting from the pandemic, the Compensation Committee did not change our original targets. The Compensation Committee believed that the targets should not be changed even if it was obvious that they would be much more difficult to achieve.
In response to the coronavirus pandemic, which had a significant negative impact on Hawaii’s economy, we established a forbearance program to help our borrowers who suffered potential or actual financial hardships work through this uniquely difficult period. We designed a six-month forbearance program that, unlike many other banks, required that monthly escrow payments continue without any payment of interest and principal. At the end of the six months, regular mortgage payments resumed. The interest that was deferred became a non-interest bearing amount payable in five years, and the deferred principal was added to the end of the loan term, extending the term by six months. As we worked with our customers, we recognized that some would not be able to resume their regular mortgage payment, so we implemented a program providing for a possible 18-month extension in six-month increments. Any extension request would be reviewed by our underwriting department to determine if extension payments would be for escrow only, escrow and market rate of interest or escrow and the original note rate. If an initial six-month extension was granted, another review would be conducted prior to the end of the extension period to determine if the extension would continue for another six months. This could be repeated for the second extension period. This programmed approach has been very helpful for our borrowers.
Performance on these measures resulted in a payout of 135% of the target level and resulted in payments to the NEOs of  $344,705 for Mr. Kitagawa and $140,769 for each of Messrs. Hirata and Nakatsuka.
LTIP Program

Beginning in 2017, the Compensation Committee changed the LTIP from cash to equity in response to stockholder feedback and best practices. The current program has been the same since 2017 and consists of performance-based restricted stock units and time-vested restricted stock units, each weighted at 50%.
Each participant had an annual target award opportunity (defined as a percentage of base salary at the start of the grant cycle) that reflects a competitive total compensation package for their role. Threshold performance earns 18.3% of base salary, target earns 36.6% of base salary and stretch performance earns 55% of base salary. These values were based on a maximum of award of 55% with threshold equivalent to one-third of maximum and target mid-way between threshold and stretch.

2021 Proxy Statement   23

LTIP awards are allocated as follows:
►
Performance-vested Restricted Stock Units — PRSUs (50% of target award value) are intended to reward future performance (i.e. 2020 to 2022); awards will vest based on achievement of pre-defined performance goals. Grants are earned and cliff vest after three years based on actual performance. PRSUs will vest within 120 days after the end of each performance period (once performance can be calculated and reviewed and approved by the Committee).

►
Time-vested Restricted Stock Units — TRSUs (50% of target awards) reinforce retention and share ownership/alignment with stockholders as well as provide reward for contributions/performance. Grants vest ratably over three years.

The table below reflects the performance metrics selected for the PRSUs for the 2020 to 2022 performance cycle and resulting payout/vesting. Performance was measured based on our performance relative to financial institutions included in the SNL US Thrift Indices with assets between $1 billion and $10 billion.
Measure	Weight	Threshold	Target	Stretch
3-year TSR — Relative to index	20%	35th Percentile	55th Percentile	75th Percentile
3-year Avg. Return on Average Equity — Relative to index	80%	35th Percentile	55th Percentile	75th Percentile
Payout Range (% of Target)	100%	50%	100%	150%
2018 to 2020 LTIP Performance Results

PRSUs are granted at the start of each performance period. For this LTIP cycle, the performance period ran from January 1, 2018 to December 31, 2020. The vesting (i.e. earning) of the award was contingent on actual performance of pre-defined measures at the end of the performance period (i.e. third year).
In order for PRSUs to be vested/earned, performance must be at or above the threshold performance set by the Committee. Actual vesting after three years was interpolated on a straight-line basis between threshold, target and stretch to reward incremental performance. Vesting will range from 50% of target for achieving threshold performance and 150% of target for achieving stretch performance.
The table below reflects the performance metrics selected for the PRSUs for the 2018 to 2020 performance cycle and resulting payout/vesting. Performance was measured based on our performance relative to financial institutions included in the SNL US Thrift Index with assets between $1 billion and $10 billion.
Measure	Wt.	Threshold	Target	Stretch	Actual Performance (Performance Factor)	Payout as % of target Incentive (Wt. x Perf. Factor)
3-year TSR — Relative to Industry Index	20%	35th Percentile	55th Percentile	75th Percentile	48th Percentile (81.5%)	16.3%
3-year Average Return on Average Equity — Relative to Industry Index	80%	35th Percentile	55th Percentile	75th Percentile	52nd Percentile (93.3%)	74.6%
Payout Range (% of Target)	100%	50%	100%	150%		90.9%

24   2021 Proxy Statement

Based on the performance above, the Committee awarded the performance RSUs below to the Named Executive Officers.
Name	2018 – 2020 RSUs Granted [a]	Payout as % of Target Award [b]	Earned Shares [c] = [a] x [b]
Kitagawa	5,068	90.9%	4,606
Hirata	2,009	90.9%	1,826
Nakatsuka	2,009	90.9%	1,826
Note: The number of shares are rounded down to the nearest whole share
Stockholder Engagement and Changes Resulting from our Say on Pay Results

We have actively engaged with stockholders since 2013. Each year we reach out to our largest investors (representing approximately 35% to 40% of our outstanding shares) to request feedback on our executive compensation programs. While a significant number of institutional stockholders do not feel the need to engage with us, we appreciate the feedback from those that do participate. All feedback received is summarized by the Director of Investor Relations and shared with the Compensation Committee and the Board of Directors. As a result, our corporate governance and compensation programs have evolved over the years, in part in direct response to this feedback. We have made many changes to our executive compensation program over the last several years in response to suggestions by institutional investors and feedback from proxy advisory firms. Significant changes were made in 2016 and 2017. In 2020, institutional investors provided positive affirmation of our previous compensation program changes.
The formal stockholder advisory votes on pay (“Say-on-Pay”) provides a valuable barometer for how our programs are perceived by the full spectrum of our investors. We take this advisory vote seriously and work diligently to understand the stockholder and proxy advisory firm perspectives. Over 87% of the votes cast by stockholders were cast in favor of our Say-on-Pay vote in 2020. We will continue to consider feedback from our stockholders.
Gender Diversity

In response to feedback expressed by several institutional investors, the Board amended its criteria for directors to emphasize gender diversity. Furthermore, as suggested by one large institutional investor, the Board increased its members by one and, in 2018, added a new female director.
Executive Benefits

We offer various benefits to all of our employees, including medical, dental, vision, group life, accidental death and dismemberment and long-term disability insurance. We provide individual coverage to employees, with the employee being responsible for a portion of the premium. In addition, for our Named Executive Officers, we pay or furnish transportation services, parking, club dues, long-term care insurance, spousal travel, and up to $5,000 in personal tax and financial planning assistance (up to $6,000 for Mr. Kitagawa) annually. The Compensation Committee believes these benefits are appropriate and assist these officers in fulfilling their employment obligations.

2021 Proxy Statement   25

Executive Agreements

We maintain employment agreements with Messrs. Kitagawa, Hirata and Nakatsuka, which provide severance payments in the event of involuntary or good reason termination of employment or termination following a change in control. The rationale for providing these payments is to provide security for our key executives and stability among our senior management team. For a discussion of these agreements, see “— Employment Agreements” below.
Other Policies and Practices

Deductibility of Compensation.   For 2017, Section 162(m) of the Internal Revenue Code generally provided that no deduction was allowed for compensation in excess of  $1 million paid by a public company to its chief executive officer or any of its other three most highly paid executive officers (other than the chief financial officer). Compensation that qualified as “performance-based” compensation was not subject to the deductibility limit. The Compensation Committee attempted to maximize the deductibility of compensation under Section 162(m) to the extent doing so was reasonable and consistent with our strategies and goals. To that end, in 2012 and 2017, we received stockholder approval related to the Annual Incentive Plan, and at our 2017 annual meeting, we received stockholder approval to re-approve the performance goals under the 2010 Equity Plan so that awards would continue to qualify as performance-based compensation under Section 162(m) of the Code. This allowed us to continue to maximize the deductibility of our executive compensation programs. The Tax Cuts and Jobs Act eliminated the ability to deduct “performance-based” compensation. Accordingly, the Committee recognizes that paying certain compensation that is not tax-deductible may sometimes be in our best interest, and to that end we do not have a policy requiring that all compensation must be deductible.
Annual Risk Review of Compensation Policies and Procedures

The Compensation Committee is responsible for the oversight of employee compensation policies and procedures, including the determination of whether any material risk arises from our compensation policies and procedures. The Compensation Committee has reviewed our compensation policies and procedures, including those related to the payment of commissions and bonuses to any of our employees, and believes that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on Territorial Bancorp Inc. and Territorial Savings Bank. The Committee has evaluated the risks of its incentive compensation arrangements in accordance with published bank regulatory guidance on safety and soundness of incentive compensation. The Committee also works with an independent compensation consultant when designing the compensation of our Named Executive Officers.
Stock Ownership Guidelines

The Board of Directors adopted the following stock ownership guidelines for Named Executive Officers. The Chief Executive Officer is required to own stock of at least five times (5x) his base salary. The two Co-Chief Operating Officers are required to own stock of at least two times (2x) their base salary. As of December 31, 2020, all executives met their ownership goals.

26   2021 Proxy Statement

Hedging and Pledging Policies

Our Insider Trading Policy prohibits, for all of our directors, executive officers with the title of senior vice president and above, all employees in our accounting department, and any other employee with access to material non-public information, the hedging of stock and pledging of stock, which further encourages the retention of grants of restricted stock and shares acquired on the exercise of stock options.

2021 Proxy Statement   27

Executive Officer Compensation
Summary Compensation Table.   The table below summarizes the total compensation paid to or earned by our Named Executive Officers for the years ended December 31, 2020 and 2019, as calculated under Securities and Exchange Commission rules. Cash compensation earned for the applicable year is reported in the “Salary,” “Nonequity Incentive Plan Compensation” and the “All Other Compensation” columns. The “Bonus” column has been omitted as no compensation that would be disclosed in that column was earned during the applicable years.
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Allan S. Kitagawa Chairman of the Board, President, and Chief Executive Officer	2020	851,124	313,161	—	344,705	—	132,745 (4)	1,641,735
	2019	851,124	308,268	—	383,006	—	218,778	1,761,176
Vernon Hirata Vice Chairman, Co-Chief Operating Officer, General Counsel, and Corporate Secretary	2020	347,578	131,727	—	140,769	44,941	88,285 (5)	753,300
	2019	347,578	125,890	—	156,410	67,185	128,324	825,387
Ralph Y. Nakatsuka Vice Chairman and Co-Chief Operating Officer	2020	347,578	131,727	—	140,769	110,477	90,613 (6)	821,164
	2019	347,578	125,890	—	156,410	159,935	138,485	928,298

(1)
Reflects the aggregate grant date fair value of restricted stock units, half of which have performance-based vesting and half of which have time-based vesting, with such awards calculated at the “Target” level. The assumptions used in the valuation of these awards are included in Note 19 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission. At the “Maximum” level, for the year ended December 31, 2020, the aggregate grant date fair value was $391,857, $164,826 and $164,826 for Messrs. Kitagawa, Hirata and Nakatsuka, respectively, and for the year ended December 31, 2019, the aggregate grant date fair value was $384,516, $157,030 and $157,030 for Messrs. Kitagawa, Hirata and Nakatsuka, respectively.

(2)
The amounts in this column represent the dollar value of the cash incentives earned under the Annual Incentive Plan.

(3)
The amounts in this column depend heavily on changes in actuarial assumptions, such as discount rates. For 2020, the amount in this column for Mr. Hirata represents a change in value of  $44,941 for the supplemental executive retirement agreement and for Mr. Nakatsuka a change in value of  $110,477 for the supplemental executive retirement agreement.

(4)
Includes $987 for 401(k) plan matching contributions, $2,217 for long-term care premiums, $4,899 for personal use of company automobile, $1,860 for parking, $17,500 for club dues and fees, $21,699 for ESOP allocations, $80,159 for non-qualified supplemental ESOP allocations and $3,424 for life insurance.

(5)
Includes $987 for 401(k) plan matching contributions, $17,732 for personal use of company automobile, $1,860 for parking, $6,423 for club dues and fees, $21,699 for ESOP allocations, $36,587 for non-qualified supplemental ESOP allocations, $1,799 for life insurance and $1,198 for preparation of income tax returns.

(6)
Includes $987 for 401(k) plan matching contributions, $1,779 for long-term care premiums, $12,512 for personal use of company automobile, $1,860 for parking, $6.035 for club dues and fees, $21,699 for ESOP allocations, $41,117 for non-qualified supplemental ESOP allocations and $4,624 for life insurance.

For the year ended December 31, 2020, cash payments under our Annual Incentive Plan were paid in March 2021 in the amounts listed in the “Summary Compensation Table.” For a discussion of this plan, see “Narrative Discussion of Executive Compensation — 2020 Annual Incentive Plan.”

28   2021 Proxy Statement

Outstanding Equity Awards at Year End.   The following table sets forth information with respect to outstanding equity awards as of December 31, 2020 for the Named Executive Officers.
Outstanding Equity Awards At December 31, 2020
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Allan S. Kitagawa	12,893	309,818	18,172	436,673
Vernon Hirata	5,337	128,248	7,451	179,047
Ralph Y. Nakatsuka	5,337	128,248	7,451	179,047

(1)
Time-vested restricted stock units vest March 8, 2021 as follows: Mr. Kitagawa, 1,689 shares; Messrs. Hirata and Nakatsuka, 670 shares. Additional time-vested restricted stock units vest March 7, 2021 as follows: Mr. Kitagawa, 1,902 shares; Messrs. Hirata and Nakatsuka, 776 shares. Additional time-vested restricted stock units vest March 7, 2022 as follows: Mr. Kitagawa, 1,902 shares and Messrs. Hirata and Nakatsuka, 778 shares. Additional stock units vest March 12, 2021 and 2022 as follows: Mr. Kitagawa, 2,467 shares on each date and Messrs. Hirata and Nakatsuka, 1,038 shares on each date. Additional stock units vest March 12, 2023 as follows: Mr. Kitagawa, 2,466 shares and Messrs. Hirata and Nakatsuka, 1,037 shares.

(2)
Computed using the fair market value of the shares based on the Company’s closing stock price of  $24.03 on December 31, 2020.

(3)
Performance-based restricted stock units vest within 120 days from the performance period ends upon the achievement of performance goals, as measured over a three-year period (2018 to 2020, 2019 to 2021 and 2020 to 2022).

Employment Agreements.   Territorial Savings Bank has entered into separate employment agreements with Messrs. Kitagawa, Hirata, and Nakatsuka (referred to below as the “executives” or “executive”). Territorial Bancorp Inc. has entered into separate employment agreements with each executive, which have essentially identical provisions as the Territorial Savings Bank agreements, except that the employment agreements will provide that Territorial Bancorp Inc. will make any payments not made by Territorial Savings Bank under its agreements with the executives and that the executives will not receive any duplicate payments. Our continued success depends to a significant degree on the skills and competence of these officers, and the employment agreements are intended to ensure that we maintain a stable management base following the offering.
The employment agreements each provide for three-year terms, subject to annual renewal by the Board of Directors for an additional year beyond the then-current expiration date. The current base salaries under the employment agreements are $851,124 for Mr. Kitagawa, $347,578 for Mr. Hirata, and $347,578 for Mr. Nakatsuka. The agreements also provide for participation in employee benefit plans and programs maintained for the benefit of senior management personnel, including discretionary bonuses, participation in stock-based benefit plans, and certain fringe benefits as described in the agreements.
Upon termination of an executive’s employment for cause, as defined in each of the agreements, the executive will receive no further compensation or benefits under the agreement. If we terminate the executive for reasons other than for cause or if the executive terminates voluntarily under specified circumstances that constitute constructive termination, the executive will receive an amount equal to the base salary and cash bonus and employer contributions to benefit plans that would have been payable for the

2021 Proxy Statement   29

remaining term of the agreement. We will also continue to pay for each executive’s life, health, and dental coverage for up to three years, with the executive responsible for his share of the employee premium.
If the executive terminates employment for any reason other than for cause within 12 months following a change in control, the executive will receive the greater of  (a) the amount he would have received if we terminated the executive for a reason other than for cause or if the executive voluntarily terminated under specified circumstances that constitute constructive termination (as described in the immediately preceding paragraph), or (b) three times his prior five-year average of taxable compensation less one dollar. We will also continue to pay for each executive’s life, health, and dental coverage for up to three years, with the executive responsible for his share of the employee premium.
Upon termination of employment (other than a termination in connection with a change in control), each executive will be required to adhere to a one-year noncompetition provision. The executive will be required to release us from any and all claims in order to receive any payments and benefits under his agreement. We will agree to pay all reasonable costs and legal fees of the executives in relation to the enforcement of the employment agreements, provided the executives succeed on the merits in a legal judgment, arbitration proceeding, or settlement. The employment agreements also provide for indemnification of the executives to the fullest extent legally permissible.
Separation Pay Plan.   The Territorial Savings Bank Separation Pay Plan provides severance benefits to eligible employees whose employment is involuntarily terminated within 24 months after a change in control of Territorial Bancorp Inc. All regular employees who do not receive severance pay under an employment or change in control agreement are participants in this plan. Terminated employees will receive a severance payment of one month of base compensation for each year of service, up to a maximum of 24 months of base compensation, and employees who are at the level of Senior Vice President or above will receive a minimum severance payment of 12 months of base compensation. In addition, terminated employees who are at the level of Senior Vice President and above will also be eligible to continue to participate in our health insurance plan for up to one year, with the employee responsible for their share of the employee premium.
Pension Plan.   Territorial Savings Bank sponsors the Territorial Savings Bank Employee Retirement Plan, a defined benefit pension plan that covers a significant portion of our employees. Employees become eligible for participation in the pension plan on the first day of the calendar month on or after completing one year of service and attaining age 21. Effective December 31, 2008, the pension plan was frozen, such that no further benefit accruals will be earned after that date; however, participants will continue to earn vesting credit.
Participants in the pension plan become fully vested in their retirement benefits upon completion of five years of service. They also become 100% vested upon attaining age 65 or upon death. A participant who terminates employment on or after reaching age 65 is entitled to the full retirement benefit. A participant’s normal retirement benefit is generally based on a formula that takes into account the amount credited under the pension plan for service before January 1, 1984, and the amount credited under the pension plan for service from 1984 to 1998 and the amount credited from 1998 to 2008, as well as salary and certain other compensation. The plan does not grant additional years of service for any purpose.
The pension plan permits early retirement at age 55. Participants who retire after age 65 will be entitled to the full amount of their benefit, generally calculated through their late

30   2021 Proxy Statement

retirement date. Eligible participants who elect an early retirement benefit will receive a reduced normal retirement benefit. As of December 31, 2020, each of Messrs. Kitagawa, Hirata and Nakatsuka was eligible for normal retirement.
The normal form of retirement for participants who are not married is a single life annuity. The normal form of retirement benefit for participants who are married is a 50% joint and survivor annuity. Other optional forms of benefit are available, such as an early retirement benefit, and all optional forms of benefit are the actuarial equivalent of the normal form (e.g., a participant does not receive more or less by selecting an optional form of benefit). In the event of the participant’s death, benefits normally will be paid to the participant’s spouse unless the spouse consents to an alternative beneficiary in writing. In the event of death any time after a participant is vested or eligible for a pension benefit, provided the participant has been married for at least one year and provided that benefits have not commenced at the time of death, the participant’s spouse may either receive the full benefit when the participant would have reached age 65 or receive a reduced benefit any time after the deceased participant would have attained age 55.
Supplemental Executive Retirement Agreements.   We provide supplemental executive retirement benefits to each of Messrs. Kitagawa, Hirata, and Nakatsuka. Under Mr. Kitagawa’s agreement, he is entitled to receive an amount equal to the present value of  $600,000 per year for 15 years payable in a lump sum on the first day of the month upon retirement after attaining age 66. Under the agreements with Messrs. Hirata and Nakatsuka, each executive will receive an annual benefit upon retirement after age 66 equal to 65% of the average of his compensation for the three years immediately preceding his termination of employment reduced by the sum of the benefits payable under the pension plan and Social Security benefits. Mr. Hirata’s benefits will be paid in monthly installments for 15 years and Mr. Nakatsuka will receive a lump sum equal to the present value of installments over 15 years.
Each executive may also retire early, before attaining age 66, and receive a reduced benefit. Mr. Kitagawa will receive the amount accrued for accounting purposes as of the end of the calendar year before his termination of employment, payable in a lump sum. Mr. Hirata will receive the benefit as described above, as he has reached age 66. Mr. Nakatsuka’s benefits are reduced by a fraction, the numerator of which is completed years of service and the denominator of which is the executive’s potential years of service if he had remained employed until age 66, with such benefits paid by lump sum.
For Mr. Kitagawa and Mr. Hirata, if their employment is terminated within three years following a change in control, they will receive their normal retirement benefit without any reduction for amounts payable under the pension plan or Social Security. Mr. Nakatsuka will receive 65% of his final average compensation projected to age 66, without any reduction for amounts payable under the pension plan or Social Security. All amounts are paid as a lump sum, except Mr. Hirata will receive installments for 15 years. The agreements contain change of control “tax gross up” provisions such that if a payment to any of the three executives exceeds the limit on such payments pursuant to Internal Revenue Code Section 280G, and thereby imposes an excise tax on the officer, Territorial Savings Bank, or its successor, will pay such executive additional amounts to compensate for the excise tax.
In the event of disability or death, Messrs. Hirata and Nakatsuka will receive the same benefit as if they had terminated employment following a change in control. Upon death, Mr. Kitagawa’s designee will receive a lump-sum payment equal to the present value of his projected normal retirement benefit and upon disability Mr. Kitagawa will receive a lump sum equal to the amount accrued for accounting purposes under the plan.
No benefits are payable in the event of a termination for cause.

2021 Proxy Statement   31

Supplemental Employee Stock Ownership Plan.   Territorial Savings Bank adopted the Supplemental Employee Stock Ownership Plan (“Supplemental ESOP”) effective January 1, 2009, to provide certain executives with benefits that they otherwise would be entitled to under the tax-qualified Employee Stock Ownership Plan (“ESOP”), but for limitations imposed by the Internal Revenue Code. During 2020, three employees participated in the Supplemental ESOP. The Compensation Committee of the Board of Directors of Territorial Savings Bank administers the Supplemental ESOP. Each year, participants in the Supplemental ESOP are credited with a dollar amount equal to the difference between the value of the shares of our common stock that would have been allocated to the participant under the tax-qualified ESOP, but for the limitations imposed by the Internal Revenue Code, and the actual value of shares of our common stock allocated to the participant under the ESOP for the relevant plan year. Participants in the Supplemental ESOP may direct the investment of their Supplemental ESOP accounts among a select group of broadly diversified mutual funds selected by the Compensation Committee. Benefits are generally payable in a cash lump sum within 90 days of the first to occur of: (i) the participant’s separation from service; (ii) the participant’s death; (iii) the participant’s disability; or (iv) a change in control of Territorial Savings Bank or Territorial Bancorp Inc., but, in order to comply with Section 409A of the Internal Revenue Code, payments will be delayed for six months for any “specified employee” (as defined in Section 409A of the Internal Revenue Code).
Tax-Qualified Benefit Plans

Territorial Savings Bank 401(k) Plan.   We sponsor the Territorial Savings Bank 401(k) Plan, a tax-qualified defined contribution plan, for all employees who have satisfied the plan’s eligibility requirements. Employees may begin deferring their compensation and are eligible to receive matching contributions and profit-sharing contributions as of the first day of the month following the completion of 12 months of employment during which they worked at least 1,000 hours. All contributions are 100% vested.
Employee Stock Ownership Plan.   Effective January 1, 2009, Territorial Savings Bank adopted an employee stock ownership plan for eligible employees. Eligible employees who have attained age 21 generally begin participation in the ESOP on the later of the effective date of the ESOP on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.
The ESOP trustee purchased, on behalf of the ESOP, 978,650 shares of our common stock issued in the offering. The ESOP funded its stock purchase with a loan from us equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Territorial Savings Bank’s contributions to the ESOP and dividends payable on common stock held by the ESOP over the anticipated 20-year term of the loan. The interest rate for the ESOP loan is an adjustable rate equal to the prime rate, as published in The Wall Street Journal, which adjusts annually.
The trustee holds the shares purchased by the ESOP in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as we repay the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Participants become 100% vested upon the completion of three years of service. Participants also will become fully vested automatically upon normal retirement, death, or disability, a change in control, or termination of the ESOP. Generally, participants will receive distributions from the ESOP upon separation from service. The ESOP reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

32   2021 Proxy Statement

The ESOP permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.
Under applicable accounting requirements, Territorial Savings Bank records compensation expense for the ESOP at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants results in a corresponding reduction in our earnings.
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee determines the salaries to be paid each year to the Chief Executive Officer and those executive officers who report directly to the Chief Executive Officer. The Compensation Committee consists of Directors Caldwell, who serves as Chairman, Ikeda, Isobe and Ohama. None of these individuals was an officer or employee of Territorial Bancorp Inc. during the year ended December 31, 2020, or is a former officer of Territorial Bancorp Inc. For the year ended December 31, 2020, none of the members of the Compensation Committee had any relationship requiring disclosure under “Transactions with Certain Related Persons.”
During the year ended December 31, 2020, (i) no executive officer of Territorial Bancorp Inc. served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Compensation Committee of Territorial Bancorp Inc.; (ii) no executive officer of Territorial Bancorp Inc. served as a director of another entity, one of whose executive officers served on the Compensation Committee of Territorial Bancorp Inc.; and (iii) no executive officer of Territorial Bancorp Inc. served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of Territorial Bancorp Inc.
Delinquent Section 16(a) Reports
Our executive officers and directors, and beneficial owners of greater than 10% of our outstanding shares of common stock are required to file reports with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of our common stock. Securities and Exchange Commission rules require disclosure if an executive officer, director, or 10% beneficial owner fails to file these reports on a timely basis.
Based solely on the review of copies of the reports we have received and written representations provided to us from the individuals required to file the reports, we believe that each of our executive officers other than Ms. Cox filed a late Form 4 to report the receipt of performance-based shares that vested and the withholding of shares to pay taxes, and each of Messrs. Kitagawa, Hirata and Nakatsuka filed a late Form 4 to report the receipt of time-based restricted stock units, and each of our executive officers and directors

2021 Proxy Statement   33

otherwise complied with applicable reporting requirements for transactions in Territorial Bancorp Inc. common stock during the year ended December 31, 2020.
Transactions with Certain Related Persons
The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Territorial Savings Bank to our executive officers and directors in compliance with federal banking regulations.
At December 31, 2020, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Territorial Savings Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at December 31, 2020, and were made in compliance with federal banking regulations.
The brother of Director Francis Tanaka is a non-executive employee of Territorial Savings Bank. For the year ended December 31, 2020, Mr. Tanaka’s brother was paid $205,557 in total compensation by Territorial Savings Bank.
Pursuant to Territorial Bancorp Inc.’s Policy and Procedures for Approval of Related Person Transactions, the Audit Committee periodically reviews, no less frequently than once a year, a summary of transactions in excess of  $50,000 with our directors, executive officers, and their family members, for the purpose of determining whether the transactions are within our policies and should be ratified and approved. Additionally, pursuant to our Code of Ethics and Business Conduct, all of our executive officers and directors must disclose any existing or emerging conflicts of interest to our Chairman of the Board and Chief Executive Officer. Such potential conflicts of interest include, but are not limited to, the following: (i) our conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest; and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with us.
Nominating and Corporate Governance Committee Procedures
General

It is the policy of the Nominating and Corporate Governance Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating and Corporate Governance Committee, which is comprised solely of nonemployee directors, all of whom the Board has determined are independent in accordance with the listing standards of the NASDAQ Stock Market, Inc., may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

34   2021 Proxy Statement

Diversity Considerations

In identifying candidates for Director, the Nominating and Corporate Governance Committee and the Board of Directors take into account (1) the comments and recommendations of Board members regarding the qualifications and effectiveness of the existing Board of Directors or additional qualifications that may be required when selecting new Board members, (2) the requisite expertise and diversity of the Board of Directors’ overall membership composition, (3) the independence of outside Directors and other possible conflicts of interest of existing and potential members of the Board of Directors, and (4) all other factors it considers appropriate, including the extent to which the candidate helps the Board of Directors reflect the gender and diversity of our stockholders, employees, customers and communities.
Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Nominating and Corporate Governance Committee, a stockholder should submit the following information in writing to the main office of the Company, addressed to the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, Territorial Bancorp Inc., P.O. Box 135040, Honolulu, Hawaii 96801:
(1)
a statement that the writer is a stockholder and is proposing a candidate for consideration by the Committee;

(2)
the name and address of the stockholder as they appear on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by the stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

(3)
the name, address, and contact information for the candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the candidate’s share ownership should be provided);

(4)
a statement of the candidate’s business and educational experience;

(5)
such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Securities and Exchange Commission Regulation 14A;

(6)
a statement detailing any relationship between the candidate and any customer, supplier, or competitor of the Company;

(7)
detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

(8)
a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

To be timely, the submission of a candidate for director by a stockholder must be received by the Corporate Secretary at least 180 days prior to the anniversary date of the proxy statement relating to the preceding year’s annual meeting of stockholders.

2021 Proxy Statement   35

Process for Identifying and Evaluating Nominees

The process that the Nominating and Corporate Governance Committee follows to identify and evaluate individuals to be nominated for election to the Board of Directors is as follows.
Identification.   For purposes of identifying nominees for the Board of Directors, the Nominating and Corporate Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by Territorial Savings Bank. The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Nominating and Corporate Governance Committee has not previously used an independent search firm to identify nominees.
Evaluation.   In evaluating potential nominees, the Nominating and Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described below. If such individual fulfills these criteria, the Nominating and Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board of Directors.
Qualifications

The Nominating and Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s Bylaws, which include the following:
►
A person is not qualified to serve as director if he or she: (1) is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) is a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) has been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule, or regulation governing banking, securities, commodities, or insurance, or any final cease and desist order issued by a banking, securities, commodities, or insurance regulatory agency.

►
No person may serve on the Board of Directors and at the same time be a director or officer of another cooperative bank, credit union, savings bank, savings and loan association, trust company, bank holding company, or banking association (in each case whether chartered by a state, the federal government, or any other jurisdiction) that engages in business activities in the same market area as the Company or any of its subsidiaries.

A candidate also must meet any qualification requirements set forth in any Board or Committee governing documents.

36   2021 Proxy Statement

Selection Considerations

If the candidate is deemed eligible for election to the Board of Directors, the Committee will consider the following criteria in selecting nominees, as described in more detail in the Committee’s Criteria for Director Nominees (which is available on our website):
►
contribution to board;

►
experience;

►
familiarity with and participation in local community;

►
integrity;

►
stockholder interests and dedication; and

►
independence.

The Committee will also consider any other factors it deems relevant to a candidate’s nomination, including the extent to which the candidate helps the Board of Directors reflect the diversity of the Company’s stockholders, employees, customers and communities. The Committee also may consider the current composition and size of the Board of Directors, the balance of management and independent directors, and the need for audit committee expertise.
The Committee may weigh the foregoing criteria differently in different situations, depending on the composition of the Board of Directors at the time. The Committee will maintain at least one director who meets the definition of  “audit committee financial expert” under Securities and Exchange Commission regulations.
With respect to nominating an existing director for reelection to the Board of Directors, the Nominating and Corporate Governance Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; experience, skills, and contributions that the existing director brings to the board; and independence.
Majority Voting Policy
The Board of Directors has adopted a majority voting policy (the “Policy”), which shall be utilized for the election of any director at any meeting of stockholders for uncontested elections and shall not be applicable for contested elections. For the purpose of the Policy, an “uncontested election” shall mean an election of directors where the only director nominees are those individuals recommended by the Board of Directors of the Company.
Pursuant to the Policy, any incumbent director nominee in an uncontested election who receives a greater number of votes “WITHHELD” than votes cast “FOR” at the stockholders meeting shall promptly tender his or her proposed resignation following certification of the stockholder vote.
The Nominating and Corporate Governance Committee will promptly consider the resignation and will recommend to the Board of Directors whether to accept the resignation or to take other action, including rejecting the resignation and addressing any apparent underlying causes of the failure of the director to obtain a majority of votes “FOR” such nominee. When considering the resignation and making its recommendation, the Nominating and Corporate Governance Committee will consider all factors deemed relevant by its members including, without limitation, the underlying reasons for the stockholder’s WITHHELD votes for the director (to the extent ascertainable), the length of

2021 Proxy Statement   37

service and qualifications of the director, the director’s contributions to the Company, whether the acceptance or rejection of the resignation will have any adverse effect on the Company’s compliance with any applicable law, rule, regulation or governing document, to determine whether the acceptance of the resignation is in the best interests of the Company and its stockholders.
The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the stockholder vote, but in any case, no later than 90 days following the certification of the stockholder vote.
If a majority of the members of the Nominating and Corporate Governance Committee are required to tender a resignation at the same election, then the other independent directors will appoint a special board committee amongst themselves solely for the purpose of considering the resignations and will recommend to the Board whether to accept, reject or take other action as to the resignations.
Submission of Business Proposals and Stockholder Nominations
The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than December 14, 2021. If next year’s annual meeting is held on a date more than 30 calendar days from May 13, 2022, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.
The Company’s Bylaws generally provide that any stockholder desiring to make a proposal for new business at an annual meeting of stockholders or to nominate one or more candidates for election as directors must submit written notice filed with the Secretary of the Company not less than 80 days nor more than 90 days prior to any such annual meeting; provided, however, that if less than 90 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, such written notice shall be delivered or mailed to and received by the Secretary of the Corporation at the principal executive office of the Corporation not later than the tenth day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made.The 2022 annual meeting of stockholders is expected to be held May 19, 2022. For the 2022 annual meeting of stockholders, the notice would have to be received between February 11, 2022 and February 21, 2022. The stockholder must also provide certain information in the notice, as set forth in the Company’s Bylaws. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.
Nothing in this proxy statement or our Bylaws shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

38   2021 Proxy Statement

Stockholder Communications
The Company encourages stockholder communications to the Board of Directors and/or individual directors. All communications from stockholders should be addressed to: Board of Directors, Territorial Bancorp Inc., P.O. Box 135040, Honolulu, Hawaii 96801. Communications to individual directors should be sent to such director at the Company’s address. The letter should indicate that the author is a stockholder and, if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Corporate Secretary will:
►
forward the communication to the director or directors to whom it is addressed;

►
attempt to handle the inquiry directly (for example, where it is a request for information about the Company or a stock-related matter); or

►
not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal, or otherwise inappropriate.

At each Board meeting, the Corporate Secretary will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors.
Miscellaneous
The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers, and other employees of the Company may solicit proxies personally or by telephone without receiving additional compensation. The Company has retained Laurel Hill Advisory Group, LLC to assist the Company in soliciting proxies, and has agreed to pay Laurel Hill Advisory Group, LLC a fee of  $7,000 plus out-of-pocket expenses and charges for telephone calls made and received in connection with the solicitation.
The Company’s Annual Report to Stockholders has been included with this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.
If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.
Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating, and promptly returning the enclosed proxy card in the enclosed envelope.

2021 Proxy Statement   39

Important Notice Regarding the Availability of Proxy Materials
The Company’s Proxy Statement, the Notice of the Annual Meeting of Stockholders, and the 2020 Annual Report to Stockholders are each available on the Internet at www.proxyvote.com.
BY ORDER OF THE BOARD OF DIRECTORS
Vernon Hirata
Corporate Secretary
Honolulu, Hawaii
April 13, 2021

40   2021 Proxy Statement

Territorial Bancorp Inc.

TERRITORIAL BANCORP INC.
ATTN: WALTER IDA
P.O. BOX 135040
HONOLULU, HI 96801-5040

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

D32966-P49291

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

TERRITORIAL BANCORP INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Allan S. Kitagawa
02) John M. Ohama

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. The ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2021;	☐	☐	☐
3. An advisory (non-binding) resolution to approve our executive compensation as described in the proxy statement; and	☐	☐	☐

To transact such other business as may properly come before the meeting and any adjournment or postponement thereof. The Board of Directors is not aware of any such other business at this time.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally, but only one signature is required. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

TERRITORIAL BANCORP INC. ATTN: WALTER IDAP.O. BOX 135040 HONOLULU, HI 96801-5040 VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 12, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/TBNK2021You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 12, 2021. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D32966-P49291 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

2021 Proxy Statement

D32967-P49291

TERRITORIAL BANCORP INC.
Annual Meeting of Stockholders
May 13, 2021 8:30 A.M.
This proxy is solicited by the Board of Directors

The undersigned hereby appoints the members of the official proxy committee of Territorial Bancorp Inc., or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held at 8:30 a.m. local time on May 13, 2021, at www.virtualshareholdermeeting.com/TBNK2021 and any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted "FOR" proposals 1, 2 and 3. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the proxy committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting.

Continued and to be signed on reverse side

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report/10-K Wrap are available at www.proxyvote.com.D32967-P49291

   2021 Proxy Statement